Exhibit 12.1

CITY CENTER HOLDINGS, LLC
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,						Period of Inception Through December 31, 2007
			Twelve Months ended December 31,
	2012	2011	2011	2010	2009	2008
	(In thousands)
Earnings
Net loss from continuing operations	$(398,972)	$(387,633)	$(502,174)	$(1,115,190)	$(522,330)	$(67,805)		$(7,187)
Fixed charges (see below)	198,846	200,413	267,836	253,592	233,081	66,826		—
Amortization of capitalized interest	14,263	13,633	18,930	18,241	1,492	—		—
Capitalized interest	—	—	—	(12,861)	(226,070)	(66,826)		—

	(185,863)	(173,587)	(215,408)	(856,218)	(513,827)	(67,805)		(7,187)

Fixed Charges
Interest expense, net(1)	198,846	200,413	267,836	240,731	7,011	—		—
Interest capitalized	—	—	—	12,861	226,070	66,826		—

	198,846	200,413	267,836	253,592	233,081	66,826		—

Deficiency	$384,709	$374,000	$483,244	$1,109,810	$746,908	$134,631	$	N/A

(1)
Includes amortization of debt issuance costs and debt discounts. Does not include the interest factor of rental expense as these amounts are not material.